Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Sonida Senior Living, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c)(1)	7,126,318(2)	$26.485(1)	$188,740,532 (3)	$147.60 per $1 million	$27,858.10	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	Equity	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$188,740,532		$27,858.10

	Total Fees Previously Paid							—

	Total Fee Offsets(4)							—

	Net Fee Due							$27,858.10

(1)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s common stock, par value $0.01 per share (the “Common Stock”) quoted on the New York Stock Exchange on September 24, 2024.

(2)

The amount registered consists of up to 7,126,318 shares of Common Stock registered for resale by the selling stockholders named in this registration statement. In addition, pursuant to Rule 416 under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act, and based upon the average of the high and low prices per share of the Common Stock as reported on the New York Stock Exchange under the symbol “SNDA” on September 24, 2024, which was $26.485 per share.

(4)	The Registrant does not have any fee offsets.